Exhibit 10.1

CEMPRA, INC.

CEMPRA PHARMACEUTICALS, INC.

CEM-102 PHARMACEUTICALS, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of July 10, 2015, by and among COMERICA BANK (“Bank”) and CEMPRA, INC., a Delaware corporation (“Cempra”), CEMPRA PHARMACEUTICALS, INC., a Delaware corporation (“Cempra Pharm”) and CEM-102 PHARMACEUTICALS, INC., a Delaware corporation (“CEM-102”) (Cempra, Cempra Pharm and CEM-102 are each a “Borrower”, and collectively, “Borrowers”). For the avoidance of doubt any reference in this Agreement to a “Borrower” shall include, effective as of the date such Person becomes a Borrower, any Person that becomes a Borrower after the Closing Date by virtue of a duly executed amendment to this Agreement.

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement and provided that Borrower has first received FDA Approval, Borrowers may request Advances in an aggregate outstanding amount not to exceed the Availability Amount minus the principal amount of the Growth Capital Advance, if any, that has been converted pursuant to Section 2.1(c). Except as set forth in the Pricing Addendum amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) (including for the avoidance of doubt any Growth Capital Advance converted pursuant to Section 2.1(c)(ii)) shall be immediately due and payable.

(ii) Form of Request. Whenever a Borrower desires an Advance, such Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific Time (12:00 p.m. Pacific Time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s reasonable determination such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrowers shall indemnify and

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hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Unless Borrower otherwise instructs Bank, Bank will credit the amount of Advances made under this Section 2.1(b) to a Borrower’s deposit account with Bank.

(c) Growth Capital Advance.

(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request a single term loan (the “Growth Capital Advance”) on the Closing Date in an aggregate amount not to exceed the Growth Capital Line. Borrowers shall use the first proceeds of the Growth Capital Advance to repay all Indebtedness owing by Borrowers to Hercules and any remaining balance for general working capital purposes.

(ii) Interest shall accrue from the date of the Growth Capital Advance at the rate specified in the Pricing Addendum, and shall be payable in accordance with Section 2.3(b) and on the terms set forth in the Pricing Addendum. Any portion of the Growth Capital Advance that is outstanding on April 30, 2016 shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Except as set forth in the Pricing Addendum, Borrowers may prepay the Growth Capital Advance in full without penalty or premium. Once repaid the Growth Capital Advance may not be reborrowed. Notwithstanding the foregoing, after FDA Approval and prior to the Revolving Maturity Date, subject to availability under the Revolving Line and the Borrowing Base Borrowers may, by providing irrevocable written notice (the “Conversion Notice”) to Bank, which notice shall be signed by a Borrower, elect to convert the entire outstanding principal amount of the Growth Capital Advance to an Advance under the Revolving Line (the “Conversion”) provided that it shall be a condition precedent to the Conversion that the principal amount of the Growth Capital Advance being converted is less than the Availability Amount.

(iii) Borrowers shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time one (1) Business Day before the Closing Date of Borrowers request for the Growth Capital Advance. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will disburse the Growth Capital Advance pursuant to the instructions received from Borrowers.

2.2 Overadvances. If at any time the aggregate amount of the outstanding Advances plus the principal amount of the Growth Capital Advance that has been converted pursuant to Section 2.1(c)(ii) exceeds the lesser of the Revolving Line or the Borrowing Base, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. The Advances shall bear interest, on the outstanding daily balance thereof, on the terms set forth in the Pricing Addendum.

(ii) Growth Capital Advance. The Growth Capital Advance shall bear interest, on the outstanding daily balance thereof, on the terms set forth in the Pricing Addendum.

(b) Payments. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts at Bank or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Payments hereunder shall be made via auto debit from a Borrower’s deposit account at Bank.

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2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees and Bank Expenses. Borrowers shall pay to Bank the following:

(a) Growth Capital Facility Fee. On or prior to the Closing Date, a Growth Capital facility fee equal to One Hundred Thousand Dollars ($100,000), which shall be nonrefundable (receipt of which Bank acknowledges as of the Closing Date);

(b) Revolving Line Facility Fee. On or prior to the Closing Date, a Revolving Line facility fee equal to One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500), which shall be nonrefundable;

(c) Unused Facility Fee. Beginning upon FDA Approval and at all times thereafter, a quarterly Unused Facility Fee equal to one quarter of one percent (0.25%) per annum of the difference between the Revolving Line and the average outstanding principal balance of the Advances during the applicable calendar quarter, which fee shall be payable in arrears within five (5) days of the last day of each such calendar quarter and shall be nonrefundable; and

(d) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. Except with respect to subparagraph (h) below which shall apply only to the initial Advance or a Conversion, the obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement and the other Loan Documents required by Bank;

(b) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(c) the Pricing Addendum;

(d) a financing statement (Form UCC-1) for each Borrower;

(e) agreement to furnish insurance;

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(f) payment of the fees and Bank Expenses then due as specified in Section 2.5;

(g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h) as a condition to the initial Advance or, if earlier, a Conversion pursuant to Section 2.1(c)(ii), an audit of the Collateral, the results of which shall be satisfactory to Bank (the “Initial Audit”);

(i) a payoff letter, duly executed by Hercules;

(j) current financial statements in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(k) current Compliance Certificate in accordance with Section 6.2;

(l) a Collateral Information Certificate;

(m) an Automatic Loan Payment Authorization; and

(n) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Post-Closing Conditions. Unless otherwise provided in writing, Bank shall have received, in form and substance satisfactory to Bank: (a) within five (5) days after the Closing Date, original signatures to each of the Loan Documents.

3.3 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) there has occurred no circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; and

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.3.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Except as set forth in the Schedule and for properly perfected Permitted Liens described in subclause (c) of the defined term “Permitted Lien”, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than contingent indemnification obligations) are outstanding.

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4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of a Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether a Borrower is an organization, the type of organization and any organizational identification number issued to a Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction. Each Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement in order to ensure its first priority Lien in such Collateral. Where Eligible Inventory is in possession of a third party bailee, Borrowers shall take such steps as Bank reasonably requests for Bank to obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Eligible Inventory for the benefit of Bank. Where Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) are in possession of or maintained by any Person other than Bank Borrowers shall take such steps as Bank reasonably requests for Bank to obtain “control” of such Collateral, by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during a Borrower’s usual business hours but no more than once every six (6) months (unless an Event of Default has occurred and is continuing), to inspect a Borrower’s Books and to make copies thereof and, after the Initial Audit, to check, test, and appraise the Collateral in order to verify a Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge (other than non-assignment clauses rendered unenforceable under the Code, including, without limitation, Sections 9406 and 9408 of the Code) except for Permitted Liens. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of an actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. For any item of Inventory consisting of “Eligible Inventory” in any

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Borrowing Base Certificate, such Inventory (i) consists of finished goods; (ii) meets all applicable governmental standards, if any; (iii) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement and Permitted Liens and (iv) is held at Borrower’s headquarters or a location(s) subject to a landlord waiver or bailee waiver in favor of Bank in form reasonably satisfactory to Bank. Except as set forth in the Schedule, none of the Collateral consisting of investment property or deposit accounts is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the material Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Other than this Agreement or as set forth on the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in the Intellectual Property.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule, Borrower has not done business in the last five (5) years under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Except as disclosed in the Schedule, all Collateral of Borrower is located at the address indicated in Section 10 hereof.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the applicable minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has complied in all material respects with all environmental laws, regulations and ordinances. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

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5.10 Investments. Borrower does not own any Equity Interests of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Restricted Agreements. Except as disclosed on the Schedule or as timely disclosed in writing to Bank pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any Restricted Agreement.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions at the time such projections and forecasts are provided are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.14 No Material Adverse Effect. No Material Adverse Effect or event reasonably expected to cause a Material Adverse Effect has occurred.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity Obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the jurisdiction of its organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the Borrower State, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, any applicable minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in

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any event within sixty (60) days after each fiscal year end, Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s Board of Directors; (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (viii) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property.

(a) Beginning upon FDA Approval and at all times thereafter, within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable and an inventory report in form satisfactory to Bank.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c) Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that after the Initial Audit such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be in the ordinary course of Borrower’s business. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest subject to properly perfected Permitted Liens described in subclause (c) of the defined term “Permitted Lien”. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

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6.6 Accounts. Beginning thirty (30) days after the Closing Date and at all times thereafter, Borrower shall maintain all of its primary depository, operating and investment accounts with Bank (or with Bank Affiliates, subject to control agreements in favor of Bank). Prior to maintaining any depository, operating and/or investment account with a Person other than Bank, Borrower shall cause such Person to to execute a control agreement in favor of Bank in form and substance satisfactory to Bank.

6.7 Financial Covenants. Borrower shall, collectively with the other Borrowers hereunder, at all times comply with the following covenants:

(a) Minimum Cash. Borrowers shall maintain a balance of unrestricted cash at Bank of not less than the Minimum Cash Balance Amount. As used herein the “Minimum Cash Balance Amount” means Fifteen Million Dollars ($15,000,000) provided however that after the Qualifying Investment Event the “Minimum Cash Balance Amount” means Ten Million Dollars ($10,000,000). As used herein the “Qualifying Investment Event” means Borrowers have received, prior to September 30, 2016, gross cash proceeds equal to at least One Hundred Fifty Million Dollars ($150,000,000) from the sale or issuance of Borrowers’ equity securities or from strategic or joint venture partners or from a combination of such sources.

(b) Drug Development. Solithromycin shall remain in development or commercialization by one or more of the Borrowers at all times.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall, within thirty (30) days after the end of each quarter, give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall, within thirty (30) days after the end of each quarter, give Bank written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d) Borrower shall (i) protect, defend and maintain the validity and enforceability of its Trademarks, Patents, and Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

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6.9 Licenses. Prior to entering into or becoming bound by any material license or agreement, Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.10 Landlord and Bailee Waivers. Borrower shall obtain (i) a landlord waiver in form satisfactory to Bank, duly executed by the landlord at each location at which Borrower leases real property that maintains Eligible Inventory, and (ii) a bailee waiver or other similar agreement, in form satisfactory to Bank, duly executed by any Person maintaining Borrower’s Eligible Inventory.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the generality of the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower shall (a) cause such new Subsidiary to provide to Bank a secured guaranty or joinder to this Agreement to cause such Subsidiary to become a guarantor or co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its reasonable judgment is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity Obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower shall do any of the following:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State without twenty (20) days prior written notification to Bank, or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without written notification to Bank within five (5) Business Days thereof; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations into another Borrower or mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same, except where (i) such transactions do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

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7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that Borrower may (i) repurchase the Equity Interests of former employees, directors or consultants pursuant to equity repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the Equity Interests of former employees, directors or consultants pursuant to equity repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its investment property or deposit accounts with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than another Borrower) except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations of which Borrower provides Bank prior written notice, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10, the current Schedule, and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

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8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by any Borrower under this Agreement:

8.1 Payment Default. If a Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Article 6 (other than Sections 6.3, 6.4, 6.8, 6.9, 6.10, 6.11 and 6.12) or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform any obligation under Sections 6.3, 6.4, 6.8, 6.9, 6.10, 6.11 and 6.12 or fails to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by a Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as such Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 Attachment. If any material portion of a Borrower’s and/or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if a Borrower and/or its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s and/or its Subsidiaries assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s and/or its Subsidiaries assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after a Borrower and/or its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower and/or its Subsidiaries (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If a Borrower and/or its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower and/or its Subsidiaries, or if an Insolvency Proceeding is commenced against a Borrower and/or its Subsidiaries and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower and/or its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that would reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or other failure to perform under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving a copy of a written waiver of default or notice of cure executed by the party asserting such breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any provision of this Agreement (other than this Section 8.6) or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower;

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8.7 Subordinated Debt. If a Borrower and/or its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring a Borrower and/or its Subsidiaries to pay an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater shall be rendered against a Borrower and/or its Subsidiaries and the same shall not have been vacated or stayed within fifteen (15) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by a Borrower and/or its Subsidiaries for the payment by a Borrower and/or its Subsidiaries of an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

8.9 Solithromycin. If at any time Solithromycin fails to remain in development or commercialization by one or more of the Borrowers.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of a Borrower under this Agreement or under any other agreement between a Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

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(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, a Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(h) Bank may credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of a Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up

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such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be due and payable upon demand by Bank, and if not promptly paid shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	CEMPRA, INC.
CEMPRA PHARMACEUTICALS, INC.
CEM-102 PHARMACEUTICALS, INC.
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517
Attn: Mark Hahn, Chief Financial Officer
FAX: ( )
Email: mhahn@cempra.com

If to Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services
Email:

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with a copy to:	Comerica Bank
250 Lytton Avenue, 3rd Floor
Palo Alto, CA 94301
Attn: Angela Ong
FAX: (650) 462-6049
Email:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.	REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause

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shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13.	GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

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13.2 Indemnification. BORROWERS SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS BANK AND ITS OFFICERS, EMPLOYEES, AND AGENTS AGAINST: (A) ALL OBLIGATIONS, DEMANDS, CLAIMS, AND LIABILITIES CLAIMED OR ASSERTED BY ANY OTHER PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE LOAN DOCUMENTS; AND (B) ALL LOSSES OR BANK EXPENSES IN ANY WAY SUFFERED, INCURRED, OR PAID BY BANK, ITS OFFICERS, EMPLOYEES AND AGENTS AS A RESULT OF OR IN ANY WAY ARISING OUT OF, FOLLOWING, OR CONSEQUENTIAL TO TRANSACTIONS BETWEEN BANK AND BORROWER WHETHER UNDER THIS AGREEMENT, OR OTHERWISE (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS FEES AND EXPENSES), EXCEPT FOR LOSSES CAUSED BY BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification Obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank on a need-to-know basis in connection with such party’s responsibilities with respect to this Agreement and the other Loan Documents, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder hereunder; provided that with respect to disclosures under subparagraphs (i), (ii) and (v), only if the recipient of such non-public information is informed of and agrees to be bound by the confidentiality provisions of this Section 13.8 or is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of non-public information. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

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In the event that Bank is required or receives a demand to disclose under subparagraphs (iii) or (iv) of the preceding paragraph, it will use reasonable efforts to promptly notify the Borrowers thereof, to the extent permitted under applicable law, in order to enable the Borrowers to seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, Bank agrees that it shall furnish only that portion of the confidential information that it is advised by counsel is required by law. Bank shall comply with the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities.

14.	CO-BORROWER PROVISIONS.

14.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Loan Advance/Paydown Request Forms, Borrowing Base Certificates and Compliance Certificates. Furthermore, the successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to another Borrower.

14.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

14.3 Borrowers as Agents. Each Borrower appoints each of the other Borrowers as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of any other Borrower.

14.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

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14.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

14.7 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CEMPRA, INC.

By:
Name:
Title:

CEMPRA PHARMACEUTICALS, INC.

By:
Name:
Title:

CEM-102 PHARMACEUTICALS, INC.

By:
Name:
Title:

COMERICA BANK

By:
Name:
Title:

Comerica Bank - Loan and Security Agreement	July 10, 2015

EXHIBIT A

DEFINITIONS

“Accounts” mean all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and each Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” mean a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank Expenses” mean all reasonable out-of-pocket costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees not to exceed Fifteen Thousand Dollars ($15,000) per audit conducted pursuant to Section 6.2 of this Agreement.

“Board of Directors” means the Board of Directors of a Borrower.

“Borrower State” means Delaware, the state under whose laws each Borrower is organized.

“Borrower’s Books” mean all of a Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, an amount equal to (a) eighty percent (80%) of Eligible Accounts, plus (b) seventy five percent (75%) of the value of Borrowers’ Eligible Inventory, which shall not exceed fifty percent (50%) of the Revolving Line; in each case as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

“Borrowing Base Certificate” means the certificate substantially in the form attached hereto as Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then outstanding of any Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

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“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent (i) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest in such property is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) any such property constitutes the Equity Interests of a controlled foreign corporation (as defined in the IRC), in excess of sixty-five percent (65%) of the voting power of all classes of Equity Interests of such controlled foreign corporation entitled to vote.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, the Growth Capital Advance or any other extension of credit by Bank to or for the benefit of a Borrower hereunder.

“Dollars” mean lawful money of the United States.

“Eligible Accounts” mean those billed trade Accounts that arise in the ordinary course of a Borrower’s business that comply with all of a Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving a Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)	Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date;

(b)	Credit balances over ninety (90) days;

(c)	Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(d)	Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)	Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

Comerica Bank - Loan and Security Agreement	July 10, 2015

(f)	Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(g)	Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(h)	Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)	Accounts with respect to which the account debtor is an individual, officer, employee, agent or Affiliate of a Borrower;

(j)	Accounts that are billed in advance, payable on delivery, have not yet been billed to the account debtor, progress billings, or that relate to deposits (such as good faith deposits) or other property of the account debtor held by a Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(k)	Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with a Borrower to be doubtful; and

(m)	Retentions and hold-backs.

“Eligible Foreign Accounts” mean Accounts with respect to which the account debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued, advised and/or confirmed by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Eligible Inventory” means sellable finished goods inventory of Borrowers consisting of 200 count bottles and 5-day S-Pack (or equivalent) and IV vials or bags held at Borrower-operated facilities with signed landlord waivers in form satisfactory to Bank in place, or at third-party logistics facilities with signed bailee waivers in place in form satisfactory to Bank provided that for the avoidance of doubt Eligible Inventory shall not, in any event, include the following: (i) in process inventory, (ii) in transit inventory, (iii) slow moving or obsolete inventory, (iv) custom inventory, (v) inventory on consignment, (vi) inventory located outside the United States, and (vii) packaging and shipping materials.

“Environmental Laws” mean all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“FDA Approval” means Bank has received evidence satisfactory to Bank that Borrower has received approval by the U.S. Food and Drug Administration agency of the U.S. Department of Health and Human Services (the “FDA”) of the New Drug Application filed for solithromycin.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Growth Capital Advance” has the meaning assigned in Section 2.1(c).

“Growth Capital Line” means a Credit Extension of up to Twenty Million Dollars ($20,000,000).

“Growth Capital Maturity Date” means April 1, 2019.

“Hercules” means Hercules Capital, together with any and all Affiliates, successors and/or assigns, including without limitation HERCULES TECHNOLOGY GROWTH CAPITAL, INC. and HERCULES CAPITAL FUNDING TRUST 2012-1.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

Intellectual Property” means any Copyrights, Patents, Trademarks, servicemarks and applications therefor and reissuances, extensions or renewals thereof, license agreements, trade secrets, inventions, clinical and non-clinical data, know-how, mask works, trade names, rights of use of any domain names or any similar rights, now owned or hereafter acquired, and goodwill associated with any of the foregoing or any claims for damages by way of any past, present and future infringement of any of the foregoing.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership (including Equity Interests) of any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” mean, collectively, this Agreement, the Pricing Addendum, any guaranty, any note or notes executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in the Borrowers’ prospects, business or financial condition, taken as a whole, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing the Borrowers’ obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.

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“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.

“Obligations” mean all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” mean all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” mean all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

“Permitted Indebtedness” mean:

(a)	Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness that constitutes a Permitted Investment;

(g)	reimbursement obligations in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding in connection with letters of credit issued on behalf of a Borrower that are secured by cash or cash equivalents in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time;

(h)	other Indebtedness in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding; and

(i)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon such Borrower or its Subsidiary, as the case may be.

“Permitted Investments” mean:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Service or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts and deposit accounts;

Comerica Bank - Loan and Security Agreement	July 10, 2015

(c)	Repurchases of Equity Interests from former employees, directors, or consultants of a Borrower under the terms of applicable equity repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to a Borrower regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments among Borrowers;

(f)	(i) Investments not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year consisting of loans to employees, officers or directors relating to the purchase of Equity Interests of a Borrower or its Subsidiaries pursuant to employee equity purchase agreements approved by a Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary;

(i)	Investments constituting mergers and acquisitions permitted under Section 7.3; and

(j)	Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the licensing of technology in the ordinary course of business, the development of technology or the providing of technical support, in each case in the ordinary course of business, and provided that in all cases any cash Investments by a Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” mean:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Growth Capital Advance) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which a Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (i) upon or in any Equipment acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

Comerica Bank - Loan and Security Agreement	July 10, 2015

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements);

(f)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens do not attach to Eligible Inventory and are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)	leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(i)	licenses described in subclause (b) of the defined term “Permitted Transfer” or in subclause (j) of the defined term “Permitted Investments;

(j)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions (subject to and in accordance with this Agreement) to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a first priority perfected security interest in the amounts held in such deposit accounts.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Licenses and similar arrangements entered into by a Borrower in the ordinary course of business for the use of the property of such Borrower in the ordinary course of business;

(c)	Worn-out, obsolete, or surplus Equipment;

(d)	Transfers that are explicitly permitted by Section 7; or

(e)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pricing Addendum” means that certain Prime Reference Rate Addendum, dated as of the Closing Date, by and between Borrowers and Bank (as the same may be amended and/or restated from time to time).

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

Comerica Bank - Loan and Security Agreement	July 10, 2015

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Restricted Agreement” is any material license or other material agreement (other than over-the-counter software that is commercially available to the public and “open source” licenses) to which a Borrower is a party or under which a Borrower is bound (including licenses and agreements under which a Borrower is the licensee): (a) that prohibits or otherwise restricts a Borrower from assigning to Bank, or granting to Bank a Lien in, a Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract would interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

“Revolving Line” means a Credit Extension of up to Ten Million Dollars ($10,000,000) provided however that if, after FDA Approval, Borrowers elect to convert the Growth Capital Advance pursuant to and subject to Section 2.1(c)(ii), “Revolving Line” means a Credit Extension of up to Twenty Five Million Dollars ($25,000,000).

“Revolving Maturity Date” means December 31, 2017.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” mean the official reports from the Secretaries of State of each Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by a Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by a Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the Equity Interests of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” mean any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

“United States” means the United States of America.

Comerica Bank - Loan and Security Agreement	July 10, 2015

DEBTORS:	CEMPRA, INC.
CEMPRA PHARMACEUTICALS, INC.
CEM-102 PHARMACEUTICALS, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

Collateral shall mean all personal property of Debtor including, without limitation, all of the following property Debtor now or later owns or has an interest in, wherever located:

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include the equity interests of any Subsidiary or the Intellectual Property of Debtor; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of July 10, 2015, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Omitted Exhibits and Attachments*

Exhibit C	Form of Loan Advance/Paydown Request Form
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Compliance Certificate
Attachments:	Form of Disbursement Instructions
USA Patriot Act Notice of Customer Identification
Form of Corporate Resolutions and Incumbency Certification
Form of Automatic Loan Payment Authorization
Form of Agreement to Furnish Insurance to Loan and Security Agreement

*	The listed exhibits and attachments have been omitted from this Exhibit 10.1 pursuant to Item 601(b)(2) of Regulation S-K. Cempra, Inc. hereby undertakes to furnish supplementally copies of any of the omitted exhibits and attachments upon request by the SEC.